EXHIBIT 5.1


August 18, 1997


RF Industries, Ltd.
7610 Miramar Road, Building 6000
San Diego, CA 92126

Re:      Form S-8 Registration Statement

Ladies and Gentlemen:

     We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the Registration Statement) to be filed with the Securities and Exchange Commission to register 50,000 shares of common stock, no par value (the Common Stock), of RF Industries, Ltd., a Nevada corporation (the Company), issuable pursuant to the Consulting Agreement with Neil G. Berkman dated February 13, 1996.

     For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and relying upon the foregoing examination and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being offered pursuant to the referenced Consulting Agreement, when issued in accordance with the Registration Statement and the provisions of the referenced Consulting Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         FISHER THURBER LLP


                                         By: /s/
                                            David A. Fisher

TJF:mrc

cc:      Timothy J. Fitzpatrick